CERTIFICATE OF VICE PRESIDENT

T. ROWE PRICE SHORT-TERM BOND FUND, INC.

Pursuant to Rule 306 of Regulation S-T

 I, the undersigned, David Oestreicher, Vice President of T. Rowe Price Short-Term Bond Fund, Inc. (the “Fund”), do hereby certify that the prospectus for the Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

 WITNESS my hand and the seal of the Fund this September 27, 2013.

 T. Rowe Price Short-Term Bond Fund, Inc.

  /s/David Oestreicher (Seal)
  ___________________________________
  David Oestreicher, Vice President